EXHIBIT 10.1

                           PATENT LICENSE AGREEMENT


      THIS PATENT LICENSE AGREEMENT ("Agreement") is made this 28th day of April, 1998 (the "Effective Date") by and between 3D Systems, Inc., a corporation organized and existing under the laws of the State of California, U.S.A., and having an office at 26081 Avenue Hall, Valencia, California, U.S.A. ("3D"), and SONY CORPORATION, a corporation organized and existing under the laws of Japan, and having an office at Tokyo International, P.O. Box 5100 Tokyo, 100-31 Japan ("SONY") (3D and SONY hereafter occasionally referred to as "party" or "parties").

      This Agreement is made with reference to the following:

      A. The parties each own certain patent rights relating to Stereolithography ("SL").

      B. The parties, having examined the relative value to one another of their respective relevant patent holdings and their respective levels of technological effort, have found a present balance of value in favor of 3D. In view of this finding, they have jointly concluded that their respective needs and interests will be served by an exchange of licenses supplemented by payment of certain royalties and a sum certain by SONY to 3D, all under the conditions stated in the remainder of this Agreement.

      THEREFORE, 3D and SONY agree as follows:

1.    DEFINITIONS
      -----------
      1.1 The terms "Agreement" and "Effective Date" shall have the meanings ascribed to them above.

      1.2 "Affiliate" with respect to a party means any corporate or other legal entity in which a party directly or indirectly owns or controls at least forty percent (40%) of participating shares entitled to vote for the election of directors, or forty percent (40%) of the equity interest having the power to direct management policies.

      1.3 "Cover" or "Covered" with respect to a patent and an apparatus or method in question, shall mean that: (i) the act of making, using, offering to sell or otherwise dispose of, selling or otherwise disposing of, or importing the apparatus or method, if done without the authority of the patent owner, would infringe at least one claim of the patent either literally or under the doctrine of equivalents; or (ii) the apparatus or method falls within the scope of at least one claim of the patent, either literally or under the doctrine of equivalents; or (iii) the apparatus has no substantial non-infringing use in that every substantial use falls within the scope of at least one claim of the patent, either literally or under the doctrine of equivalents; or (iv) the apparatus or method is made, used, offered for sale or for other disposition, sold or otherwise disposed of, or imported, under such circumstances that, if done without the authority of the patent owner,

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would induce one to infringe at least one claim of the patent either literally or under the doctrine of equivalents.

      1.4 "Patents" shall mean all patents owned or controlled by the parties (including utility models and patents of addition) that contain a claim or claims applicable to Stereolithography, and in the case of SONY's patents, also applicable to Multi-Jet Modeling.

      1.5 "Licensed Patents" of a granting party shall mean and include all patents issued or issuing on patent applications filed prior to or during the Term hereof (or any extension thereto), or filed subsequent thereto but entitled to receive the benefit of a filing date prior to the end of the Term (or extension).

      1.6 "Licensed Products" shall mean any products of a party which are covered by one or more Licensed Patents of the other party. Licensed Products shall include spare parts and build materials provided with a product when sold, and replacement parts sold thereafter. In the case of SONY, Licensed Products shall not mean nor include products related to Multi-Jet Modeling.

      1.7 "Net Sales Price" with respect to Licensed Products of SONY, shall mean the cumulative amounts invoiced by SONY with respect to the sale or other disposition of such Licensed Products, excluding: (i) any trade or cash discounts actually taken; (ii) sales, excise or similar taxes, insurance and shipping charges, to the extent such items are separately itemized on invoices; and (iii) actual returns and refunds. Net Sales Price with respect to Licensed Products sold to an Affiliate of SONY shall constitute such Affiliate's cumulative amounts invoiced to subsequent purchasers of the Licensed Products. Net Sales price shall include all charges made to a purchaser of a Licensed Product invoiced by SONY, but shall not include charges for spare parts for Licensed Products, up to revenues of $200,000 per year.

      1.8 "Stereolithography" shall mean and include equipment, systems, supplies and software utilized in the fabrication of three-dimensional objects, layer-by-layer from photo-curable liquid materials.

      1.9 "Multi-Jet Modeling" shall mean and include equipment, systems, supplies and software utilized in the fabrication of three-dimensional objects, layer-by-layer by deposition of jettable materials (currently being sold by 3D under the trade name "Actua 2100").

      2.0 "SONY Licensed Territory" shall mean and include Japan and the countries of Oceania, Southeast Asia and Asia (excluding the countries previously members of the U.S.S.R., India, Pakistan, and other countries completely or primarily west of the Ural Mountains and main range of the Caucasus Mountains).

2.    GRANT OF LICENSE; RELEASE
      -------------------------
      2.1 3D hereby grants to SONY a personal, non-transferable, and non-exclusive right and license under 3D's Licensed Patents to make, have made, use, sell, lease or otherwise dispose of, Licensed Products in the SONY Licensed Territory.

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      2.2  The right and license granted to SONY in Section 2.1 shall not include the right to directly or indirectly by implication, estoppel or otherwise, sublicense another. The sale, lease or other disposition by SONY of a Licensed Product shall not convey, by implication, estoppel or otherwise, to the party to which the Licensed Product is sold, leased, or otherwise transferred, any license or right under the Licensed Patents, except that:

           2.2.1 Any such party may use, sell, lease or otherwise dispose of the Licensed Product acquired alone provided that SONY is in compliance with its payment and other obligations under this Agreement.

           2.2.2 When a Licensed Product is incorporated by such party in any product or system, such party may use, sell, lease or otherwise dispose of such product or system to the same extent as may SONY.

           2.2.3 Any end-user of a Licensed Product manufactured and sold in accordance with this Agreement shall have the right to use such Licensed Product for its intended use.

      2.3 SONY hereby grants to 3D a personal, non-transferable, paid-up and non-exclusive right and license and SONY's Licensed Patents to make, have made, use, sell, lease, or otherwise dispose of, and import Licensed Products throughout the world.

      2.4 No right or license is granted herein, to SONY, 3D, or any third party, by implication, estoppel or otherwise under any patent, patent application or other patent right other than the Licensed Patents.

      2.5 No right or license is granted, by implication, estoppel or otherwise, other than those rights and licenses expressly granted in this Agreement.

      2.6 Each party hereby releases the other party and all purchasers and users of Licensed Products acquired, mediately or immediately, from the released party from any and all claims, demands, and rights of action which the releasing party may have on account of any infringement of any Licensed Patent by the manufacturer, use, sale or other disposition of Licensed Products which, prior to the effective date of this Agreement, were manufactured, used, sold or otherwise disposed of by the released party; provided, however, that 3D's grant of release to SONY and purchasers therefrom is subject to the payment set forth in Section 3.1.1 hereof.

3.    LICENSE FEE AND ROYALTIES
      -------------------------
      3.1 In partial consideration for the rights and licenses granted to SONY by 3D herein, SONY shall pay to 3D:

           3.1.1 A non-refundable fee for the release granted in Section 2.6 hereof, to be paid within thirty (30) days after the Effective Date of this Agreement, the amount of which shall be

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calculated by multiplying the Net Sales Price of Licensed Products manufactured, used, sold or otherwise disposed of by SONY (or an Affiliate) between October 5, 1990 and the Effective Date hereof, by ****.

           3.1.2 A royalty on each and every Licensed Product that is sold, leased or otherwise disposed of by SONY under license hereunder. The royalty shall be **** of the Net Sales Price.

      3.2 The obligation to pay a royalty with respect to a Licensed Product shall arise at the time the Licensed Product is first sold, leased or otherwise disposed of by SONY. A Licensed Product shall be deemed to have been sold, leased or otherwise disposed of when it is first invoiced or shipped to a customer, whichever comes first. It is understood by the parties that SONY shall not receive any rights under Article 2 or otherwise as to a Licensed Product, unless any royalty due therefor is paid by SONY as to such Licensed Product.

      3.3 If any Licensed Patent is held invalid or unenforceable by a court or administrative agency of competent jurisdiction, then SONY shall have the right to cease paying royalties on Licensed Products Covered only by such patent and no others in the country of manufacture, use or sale. If such Licensed Patent is subsequently held valid and/or enforceable, then SONY shall pay any royalty that has not been paid and would have been paid, but for the holding of such court or administrative agency plus interest at the rate of five percent (5%) per annum compounded annually. With respect to any unenforceable patent, SONY's right to cease paying royalties shall be operable only to the extent that the unenforceability is applicable to SONY and only for so long as the unenforceability is not cured. SONY agrees that if the validity or enforceability of a Licensed Patent is not contested, whether by a third party or by SONY, SONY will continue to pay any royalties that would otherwise be due with respect to such patent pursuant to and in accordance with the terms of this Agreement until such time as there is a determination of invalidity or unenforceability with respect to such patent by a court or administrative agency of competent jurisdiction, at which time SONY's obligation to pay royalties shall be governed by this Section 3. If SONY ceases to pay any royalties that would otherwise be due with respect to a Licensed Patent pursuant to and in accordance with the terms of this Agreement prior to any determination of invalidity or unenforceability, SONY shall be deemed to have materially breached this Agreement and 3D shall be free to exercise the rights provided in Section 6 below, including, but not limited to, the termination of this Agreement.

4.    REPORTS AND PAYMENTS
      --------------------

      4.1 During the Term of this Agreement, within thirty (30) days after the end of each calendar quarter following the Effective Date of this Agreement, SONY shall send to 3D a written statement identifying the Licensed Products for which royalties are payable for such period and

---------------------
**** - CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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showing the total number of such Licensed Products sold, leased or otherwise disposed of by SONY during such period and the amount of royalties due and payable thereon, including the calculations used by SONY to determine said amount. The written statements furnished to 3D by SONY shall be maintained in confidence by 3D. Within fifteen (15) days after the statement to be furnished to 3D, SONY shall pay to 3D the full amount of royalties shown thereon to be due.

      4.2 Royalty and other payments shall be paid in U.S. Dollars in the United States at the rate of exchange of authorized foreign exchange bankers in Japan for transfer to the United States on the date on which payments are made pursuant to this Agreement, without deduction for taxes, assessments, or other charges of any kind or description, except that income taxes imposed by the Government of Japan on amounts payable to 3D hereunder may be deducted to the extent that such taxes are allowable as a direct credit to 3D against United States income taxes levied on such amounts.

      4.3 Licensee shall keep full, clear and accurate records with respect to all Licensed Products sold, leased or otherwise disposed of hereunder in sufficient detail to enable 3D to determine the amounts of royalties that are due and payable hereunder. 3D shall have the right, at its own expense, but not more than once during each year of the Term of this Agreement, and through its accredited independent representatives (who shall be certified public accountants or the foreign equivalent thereof) to examine and audit the books and records of SONY to the extent reasonably required to verify the statements to be furnished to 3D pursuant to Section 4. If any audit uncovers an error in an amount of an underpayment in excess of five percent (5%) for the period of the audit, or that an error in underpayment was not inadvertent, then SONY shall pay all costs and expenses of such audit and interest at the rate of ten percent (10%) per annum compounded annually on any underpayment from the date it was due; but in no event shall such rate exceed the lawful applicable rate. In connection with any audit, all SONY confidential information shall be retained in confidence and 3D's independent representatives shall not disclose to 3D information regarding customer identities or other confidential information of SONY not reasonably necessary to evaluate the results of the audit.

5.    FAVORED NATIONS
      ---------------
      ****

6.    TERM AND TERMINATION
      --------------------
      6.1 This Agreement shall commence on the Effective Date and shall extend for **** (the "Term"), unless terminated as provided herein. The Term shall automatically extend for additional periods of ****, subject to the right of either party to discontinue upon notice given to the other party at least two (2) months prior to the expiration of the initial Term or any extension thereof.

-----------------------
**** - CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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      6.2  Either party shall have the right to terminate this Agreement, or the rights granted by its hereunder, as a result of the other party's material breach. The party claiming breach of the Agreement shall give the other party written notice of the breach, specifying the nature thereof, and the other party shall have thirty (30) days after such notice to cure such breach. Upon the failure of the party in breach to cure the breach within the thirty (30) day period, the other party shall have the right to terminate this Agreement by giving written notice of termination. This Agreement shall terminate effective on the date set forth in the termination notice. The right of a party to terminate this Agreement for material breach shall be in addition to and not in lieu of any other right or remedy that the terminating party may have at law or in equity, including without limitation, the right to sue a breaching party for any prior breach of the Agreement, or for breach of the whole Agreement or any unperformed balance thereof.

      6.3 Unless impermissible under the applicable laws as of the date that written notice of termination is given, either party shall have the right to terminate this Agreement, or the rights granted by it hereunder, by giving the other party written notice of a termination as a result of such other party being for more than sixty (60) days the subject of any voluntary or involuntary proceeding relating to bankruptcy, insolvency, liquidation, receivership, or assignment for the benefit of creditors. This Agreement shall terminate effective on the date set forth in the termination notice.

      6.4 On the effective date of any termination, cancellation or expiration of this Agreement, the rights and licenses granted herein shall terminate.

      6.5 SONY's obligation to make the royalty payments specified in Section 4 for Licensed Products sold, leased or otherwise disposed of prior to the effective date of any termination, cancellation or expiration of this Agreement shall survive any such termination, cancellation or expiration. After any termination, cancellation or expiration of this Agreement, 3D shall have no obligation to refund any money paid to 3D under this Agreement.

      6.6 Neither party shall be liable for damages of any kind as a result of properly exercising its respective right to terminate or cancel this Agreement, or rights granted hereunder, according to the terms and conditions of this Agreement, and termination or cancellation will not affect any other right or remedy of either party.

      6.7 Any confidentiality obligations imposed on the parties under this Agreement shall survive any termination, cancellation or expiration of this Agreement.

7.    GENERAL PROVISIONS
      ------------------
      7.1  CONFIDENTIALITY OF AGREEMENT.  The parties agree that this
Agreement and the terms of this Agreement are to be strictly confidential, and neither party shall disclose this Agreement or anything with respect to the terms of this Agreement, to any third party except: (i) to legal counsel; (ii) to auditors; (iii) to the extent, if any, required by law (e.g., a governmental filing); (iv) in accordance with the terms of a protective or other order duly entered in a legal proceeding; or (v) with the prior written consent of the other party. If disclosure of this Agreement or the terms and conditions thereof is required to be made in a governmental filing (e.g., a filing with the Securities and Exchange Commission), the other party shall be notified of that fact at least



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thirty (30) days prior to any such disclosure, and if requested by such other party within twenty (20) days of receipt of such notice, the disclosing party shall request confidential treatment of the terms and conditions of this Agreement and use its best efforts to ensure that confidential treatment is so afforded to such terms and conditions, as may be permitted under the rules of the applicable governmental agency.

      7.2 GOVERNING LAW AND DISPUTE RESOLUTION. This Agreement shall be governed and interpreted in accordance with the substantive laws of the State of California, U.S.A., irrespective of any choice of law rules in the State of California, or in any other jurisdiction. The parties agree that any action for relief based in whole or in part on this Agreement (or the breach thereof) or otherwise relating in whole or in part to this Agreement shall be filed in, and the parties consent to personal jurisdiction and venue in, the U.S. Federal and State courts closest to the above-identified place of business of 3D in Valencia, California, having subject matter jurisdiction over such action.
In any such action between the parties, the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses (including attorneys' fees) incurred in the proceeding.

      7.3 ASSIGNABILITY. 3D may assign this Agreement and its rights and obligations hereunder to any third party. This Agreement and the rights and obligations of SONY hereunder may be assigned by SONY only to a purchaser of the entire business or all the assets of Licensee to which this Agreement pertains (regardless of the form of the sale of such businesses or assets). Notwithstanding the foregoing, with respect to any assignment by SONY, the assignee shall not be released or otherwise relieved of any liability for infringements occurring prior to the date of the assignment. Except as expressly provided herein, neither this Agreement nor the rights or obligations of either party under this Agreement may be assigned to a third party without the prior written approval of the other party hereto (and any such assignment shall be null and void).

      7.4 NOTICES. All notices provided for in this Agreement shall be effective when they are received by personal delivery, telecopier or telex, or one business day after they are received by courier or by registered or certified airmail at the following address:

           If to 3D:

           Vice President, General Counsel
           3D Systems, Inc.
           26081 Avenue Hall
           Valencia, CA  91355  U.S.A.
           Telecopier:  (805) 294-7966

           If to SONY:

           SONY CORPORATION
           Tokyo International
           P.O. Box 5100
           Tokyo, 100-31 Japan
           Telecopier:  011 81 3 5448 5706

or such other address as either party shall hereafter designate in writing to the other.

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      7.5  INVALIDITY OF PROVISION.  If any of the provisions of this
Agreement shall be held by a court or administrative agency of competent jurisdiction to contravene the laws of any country, it is agreed that such invalidity or illegality should not invalidate the whole Agreement, but this Agreement shall be construed as if it did not contain the provision or provisions held to be invalid or illegal in the particular jurisdiction concerned, and insofar as such construction does not affect the substance of this Agreement and the rights and obligations of the parties hereto, it shall be construed and enforced accordingly. In the event, however, that such invalidity or illegality shall substantially alter the relationship between the parties hereto, affecting adversely the interest of either party, then the parties hereto shall negotiate a mutually acceptable alternative provision not conflicting with such laws.

      7.6 ENTIRE AGREEMENT, AMENDMENTS, WAIVERS. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, representations and agreements made by and between such parties. The parties acknowledge that they have not relied upon any representation whatsoever of the other which is not contained in this Agreement. There are no understandings, obligations, representations or warranties except as herein provided for and no rights are granted except as expressly set forth in this Agreement. Any waiver by either party of the breach or default of any of the terms or conditions of this Agreement by the other party will not be considered as a continuing waiver or a waiver of any other prior, contemporaneous or subsequent breach or default, whether the same as or similar to or different from, the breach or default waived. No alteration, amendment, variation, supplementation, modification or waiver of any of the terms or provisions of this Agreement shall be binding or effective for any purpose unless made pursuant to an instrument in writing signed by 3D and SONY.

      7.7 REPRESENTATIONS AND WARRANTIES. Each of the parties represents and warrants that: It has not accepted and will not accept any commitments or restrictions in respect to its right to grant licenses which will materially affect the value of the rights granted by it in this Agreement.

      7.8  Nothing in this Agreement shall be construed as:

           7.8.1 A warranty or representation by either party as to the validity or scope of any Licensed Patent; or

           7.8.2 A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third persons; or

           7.8.3 A requirement that either party shall file any patent application, secure any patent, or maintain any patent in force; or

           7.8.4 An obligation to bring or prosecute actions or suits against third parties for infringement of any patent; or

           7.8.5 An obligation to furnish any manufacturing or technical information, or any information concerning pending patent applications; or

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           7.8.6    Conferring a right to use in advertising, publicity, or
otherwise any trademark or tradename of the party from which a license is received under the Agreement; or

      7.9 Neither party makes any representations, extends any warranties of any kind, either express or implied, or assumes any responsibilities whatever with respect to use, sale, or other disposition by the other party or its vendees or transferees of products incorporating or made by use of inventions licensed under this Agreement.

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      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and duly sealed in duplicate originals by its duly authorized representative.

                              3D SYSTEMS, INC.



                              By   /S/ A. Sidney Alpert
                                 -------------------------------------
                                       A. Sidney Alpert
                                       Vice President, General Counsel

Attest:

   /S/ Brenda L. Webb
-----------------------------

                              SONY CORPORATION



                              By   /S/ Kenichiro Yonezawa
                                 ------------------------------------
                                       Kenichiro Yonezawa
                                       Senior General Manager
                                       Legal & Intellectual Property Division

Attest:


-----------------------------


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